Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Urologix, Inc.:

We consent to the incorporation by reference in the Registration Statement Nos. 333-124939, 333-11981, 333-13271, 333-41385, 333-84869, 333-53634, 333-82854, 333-109259 and 333-124939 of Urologix, Inc. of our reports dated September 28, 2005, with respect to the balance sheets of Urologix, Inc. as of June 30, 2005 and 2004, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 and the effectiveness of internal control over financial reporting as of June 30, 2005 which reports appear in the June 30, 2005 annual report on Form 10-K of Urologix, Inc.

Our report dated September 28, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of June 30, 2005, expresses our opinion that Urologix, Inc. did not maintain effective internal control over financial reporting as of June 30, 2005, because of a material weakness in internal control related to the Company’s accounting for income taxes.

/s/ KPMG LLP

Minneapolis, Minnesota

September 28, 2005